Exhibit 99.1

                 IPO COMPLETED FOR BALANCED CARE CORPORATION

February 19, 1998 9:20 AM EST

MECHANICSBURG, Pa., Feb. 19 -- Balanced Care Corporation (Amex: BAL) (the "Company") announced that on February 18, 1998 it completed its initial public offering of common stock with the sale of 7,000,000 shares of its common stock, par value $.001 per share ("Common Stock"), at an initial public offering price of $6.50 per share. Net proceeds of $40.215 million will be used to retire debt and for other corporate purposes. The Company's stock began trading on the American Stock Exchange on February 12, 1998. BancAmerica Robertson Stephens, BT Alex. Brown and Salomon Smith Barney were the managing underwriters for the offering. A copy of a written prospectus meeting the requirements of Section 10 of the Securities Act with respect to the offering may be obtained from BancAmerica Robertson Stephens, 555 California Street, San Francisco, California, 94104, 415-781-9700; BT Alex. Brown, One South Street, Baltimore, Maryland, 21202, 410-727-1700; or Salomon Smith Barney, 388 Greenwich Street, New York, New York, 10013, 212-816-6000.

Balanced Care Corporation was formed to develop senior care continuums, which meet the needs of upper middle, middle and moderate income populations in non-urban secondary markets. The Company operates assisted living, independent living and skilled nursing facilities, providing its residents with a package of health care and hospitality services. Balanced Care Corporation is based in Mechanicsburg, Pennsylvania.